EXHIBIT 10(b)(ii)

AMENDMENT No. 1

TO THE

TAX SHARING AGREEMENT

BETWEEN

MOTOROLA, INC. AND FREESCALE SEMICONDUCTOR, INC.

This AMENDMENT No. 1 TO THE TAX SHARING AGREEMENT (“Amendment No. 1”) is entered into as of June 18, 2004 by and between Motorola, Inc., a Delaware corporation (“MINC”) and Freescale Semiconductor, Inc., a Delaware corporation and wholly owned subsidiary of MINC (“Freescale”) (MINC and Freescale are sometimes collectively referred to herein as the “Parties” and individually, a “Party”);

RECITALS

WHEREAS, MINC and Freescale have previously entered into that certain Tax Sharing Agreement dated as of April 4, 2004 (the “Tax Sharing Agreement”); and

WHEREAS, the Parties now consider it desirable to amend the Tax Sharing Agreement to confirm the consistent treatment between the Parties and their respective affiliates of various incentive compensation payments to employees of the Parties and their respective affiliates as described below and to address certain other matters;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

I.	Income Tax Deductions.

A.	Solely MINC or any member of the MINC Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

1.	The vesting of Freescale restricted stock or restricted stock units received by any MINC Employee (as defined below) with respect to MINC restricted stock or restricted stock units held by such MINC Employee and payment of any dividends with respect to such Freescale restricted stock.

2.	The exercise of any MINC stock options by any MINC Employee, the vesting of MINC restricted stock or restricted stock units held by any MINC Employee (and payment of any dividends on such MINC restricted stock), any disqualifying dispositions made by any MINC Employee of MINC shares acquired under the Motorola Employee Stock Purchase Plan and any payments made pursuant to the Motorola Incentive Plan or the Motorola Mid-Range Plan of 2003 to any MINC Employee.

B.	Solely Freescale or any member of the Freescale Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

1.	The exercise of any MINC stock options by any Freescale Employee (as defined below) on or after the first date any member of the Freescale Group employed such Freescale Employee;

2.	The vesting of MINC restricted stock or restricted stock units held by any Freescale Employee on or after the first date any member of the Freescale Group employed such Freescale Employee (and the payment of any dividends on such MINC restricted stock at any time on or after the first date any member of the Freescale Group employed such Freescale Employee);

3.	Any disqualifying dispositions of MINC shares acquired under the Motorola Employee Stock Purchase Plan made by any Freescale Employee on or after the first date any member of the Freescale Group employed such Freescale Employee;

4.	Any replacement award designed to replace benefits such individual would have been eligible to accrue under the Motorola Elected Officers Supplementary Retirement Plan paid to any Freescale Employee on or after the date any member of the Freescale Group employed such Freescale Employee; and

5.	Any payments made pursuant to the Motorola Incentive Plan or the Motorola Mid-Range Incentive Plan of 2003 to any Freescale Employee on or after the first date any member of the Freescale Group employed such Freescale Employee.

C.	1. The following terms shall have the following meanings:

“Freescale Employee” means any person employed or formerly employed by any member of the Freescale Group at the time of the exercise, vesting, disqualifying disposition or payment, as appropriate, unless, at such time, such person is employed by a member of the MINC Group or was more recently employed by a member of the MINC Group than by a member of the Freescale Group;

“MINC Employee” means any person employed or formerly employed by any member of the MINC Group at the time of the exercise, vesting, disqualifying disposition or payment, as appropriate, unless, at such time, such person is a Freescale Employee.

2.	Section 6.01(b) of the Tax Sharing Agreement shall not apply to any Tax Benefit realized (or to be realized) as a result of an adjustment pursuant to a Final Determination to any Tax deduction described in Section I.A. or Section I.B. of this Amendment No. 1.

II.	Tax-Related Losses

A.	Section 7.05(c) of the Tax Sharing Agreement shall be amended and restated in its entirety as follows:

“(c) (i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by MINC and Freescale according to relative fault.

(ii) Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Master Separation and Distribution Agreement to the contrary:

(A) with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty- Percent or Greater Interest in MINC) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Freescale (or any Freescale Affiliate) by any means whatsoever by any Person or any action or failure to act by Freescale after the IPO affecting the relative voting rights of the separate classes of Freescale stock, Freescale shall be responsible for, and shall indemnify and hold harmless MINC and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss;

(B) for purposes of calculating the amount and timing of any Tax- Related Loss for which Freescale is responsible under this Section 7.05, Tax-Related Losses shall be calculated by assuming that MINC, the MINC Affiliated Group and each member of the MINC Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year; and

(C) Freescale shall not be entitled to any refund (or any interest thereon received from the applicable Tax Authority) of Taxes for which Freescale is responsible under this Section 7.05, and Section 6.01(b) shall not apply to any Tax Benefit that MINC realizes (or will realize) as a result of an adjustment to any Taxes for which a member of the Freescale Group is responsible under this Section 7.05.”

B.	The following shall be included as Section 7.05(d) of the Tax Sharing Agreement:

“(d) Freescale shall pay MINC the amount of any Tax-Related Losses for which Freescale is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date MINC files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination”, then Freescale shall pay MINC no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date MINC pays such Tax-Related Losses. MINC shall pay Freescale the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which MINC is responsible under this Section 7.05 no later than two Business Days after the date Freescale pays such Tax-Related Losses.”

C.	The following shall be added to Section 1 of the Tax Sharing Agreement:

“ ‘Business Day’ has the meaning set forth in the Master Separation and Distribution Agreement.”

“ ‘Filing Date’ shall have the meaning set forth in Section 7.05(d) of this Agreement.”

III.	Miscellaneous

A.	Section 7.02(f) shall be amended by inserting the words “or prior to” after the words “thereof) ending on” and before the words “the Distribution Date without obtaining the”.

B.	The definition of “Master Separation and Distribution Agreement” shall be amended by inserting the words “April 4” prior to the word “, 2004”.

IV.	General

A.	This Amendment No. 1 shall constitute an amendment to the Tax Sharing Agreement. Except as provided in this Amendment No. 1, the terms of the Tax Sharing Agreement shall continue in effect. All terms not defined in this Amendment No. 1 shall have the same meanings assigned to them in the Tax Sharing Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the Tax Sharing Agreement to be executed as of the date first set forth above.

MOTOROLA, INC.

By:	/s/ David W. Devonshire
Its:	Executive Vice President and Chief Financial Officer

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ Karen Roscher
Its:	Vice President, Director of Planning and Analysis

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